Exhibit 99.1

For immediate release	For More Information:
F. Scott Dueser, President, CEO & Chairman of First
Financial Bankshares, Inc., 325.627.7155

FIRST FINANCIAL BANKSHARES TO ACQUIRE

CONROE BANK

ABILENE, Texas, April 1, 2015 – First Financial Bankshares, Inc. (NASDAQ: FFIN) today announced that it has entered into a definitive agreement to acquire FBC Bancshares, Inc. and its wholly-owned subsidiary, First Bank, N.A., Conroe, Texas. Subject to the terms and conditions of the definitive agreement, First Financial Bankshares anticipates that the acquisition consideration will consist solely of First Financial Bankshares common stock totaling $59.0 million. Pending regulatory and shareholder approval, the acquisition is expected to be finalized in the second quarter of 2015.

The acquisition of First Bank expands First Financial Bankshares’ growing Texas footprint into the cities of Conroe, Magnolia, Montgomery, Cut and Shoot, Willis and The Woodlands, Texas. It also includes a branch in Huntsville where First Financial has a current branch. The eight locations are located in and service the broader areas of Montgomery, Harris and Walker Counties, all located north of Houston along Interstate 45.

“We are very excited about this opportunity to expand our company into this vibrant region of Texas,” said F. Scott Dueser, Chairman, President and CEO of First Financial Bankshares. “First Bank is a well-managed bank that has experienced solid growth in assets and earnings and has excellent growth potential in the Conroe area markets. We are most impressed with their management and board, who share our same values, philosophies and commitment to outstanding customer service.

“This is a very strategic acquisition for our company to strengthen our footprint and name recognition in this high growth area on the I45 corridor, north of Houston, where several large companies are moving. Once this acquisition is completed, we will have banking operations throughout Texas with 70 locations that span from Hereford in the Panhandle to Orange in southeast Texas. We welcome this opportunity to bring our expanded banking and wealth management services to this new market by adding First Bank to the financially strong and growing First Financial Bankshares family,” Dueser added.

As of December 31, 2014, First Bank had total assets of $378.1 million, total loans of $259.5 million and total deposits of $342.4 million.

“Joining with First Financial Bankshares will mean new and expanded products and services for our customers and greater opportunities for our employees while allowing us to maintain our focus on serving the Conroe area community and making banking decisions on a local basis,” said Sam Baker, President and CEO of First Bank. “Our bank will continue to have the same friendly people and the same commitment to being involved in the community, but with the added resources of a highly respected, larger banking organization. We will soon be able to offer an expanded array of depository products, including state-of-the-art mobile banking and treasury management services, a larger lending capacity and trust services.”

About First Financial Bankshares

Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates 12 banking regions with 62 locations in Texas including Abilene, Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Burleson, Cisco, Cleburne, Clyde, Decatur, Eastland, Fort Worth, Glen Rose, Granbury, Grapevine, Hereford, Huntsville, Keller, Mauriceville, Merkel, Midlothian, Mineral Wells, Moran, New Waverly, Newton, Odessa, Orange, Port Arthur, Ranger, Rising Star, Roby, San Angelo, Southlake, Stephenville, Sweetwater, Trent, Trophy Club, Vidor, Waxahachie, Weatherford and Willow Park. The Company also operates First Financial Trust & Asset Management Company, N.A., with eight locations and First Technology Services, Inc., a technology operating company.

The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com.

In connection with the proposed merger of FBC Bancshares, Inc. into First Financial Bankshares, Inc., First Financial Bankshares will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of First Financial common stock to be issued to FBC Bancshares, Inc. stockholders. The registration statement will include a proxy statement/prospectus, which will be sent to the stockholders of FBC Bancshares, Inc. seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FIRST FINANCIAL BANKSHARES, INC., FBC BANCSHARES, INC. AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents, when filed, through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Documents filed with the SEC by First Financial Bankshares, Inc. will be available free of charge by directing a request by telephone or mail to First Financial Bankshares, Inc., 400 Pine Street, Abilene, Texas 79601 Attn: Investor Relations. First Financial Bankshares’ telephone number is 325-627-7155.

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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.